LookSmart Appoints Stephen Markowski Chief Financial Officer

SAN FRANCISCO, August 5, 2008--LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising and technology solutions company, today announced the appointment of Stephen Markowski as Chief Financial Officer of the Company, effective August 20, 2008. Mr. Markowski brings to LookSmart over 25 years of senior corporate finance, accounting and tax experience in the technology industry, most recently having served as Vice President of Finance and Chief Accounting Officer of Symantec Corporation.

"We are very pleased to welcome Steve to the executive management team at LookSmart," commented Ted West, President and Chief Executive Officer. "He has built a terrific track record of financial leadership with a leading technology organization, and I am confident that his wide ranging financial expertise and management background will serve the LookSmart organization well. Steve will play a critical role in leading our financial organization and maintaining strong financial controls, which will be essential to sustaining future profitability as we grow the business. I look forward to working closely with Steve as we position LookSmart for its next phase of strategic growth."

Prior to joining LookSmart, Mr. Markowski spent 18 years with Symantec Corporation (NASDAQ: SYMC), a security and availability software and services provider with approximately $5 billion in revenue, most recently as Vice President of Finance and Chief Accounting Officer where he reported directly to the Chief Financial Officer. In this role, Mr. Markowski managed a team of more than 300 employees, and was responsible for tax, treasury, Sarbanes Oxley, internal audit and external reporting. During this time, he was instrumental in executing and integrating over forty strategic acquisitions, including most recently, Veritas. Prior to that, he served in a variety of positions with Symantec, including Vice President of Accounting, Tax & Treasury from October 2001 to July 2005 and as Tax Director from August 1990 to June 1998. Prior to joining Symantec, Mr. Markowski spent nine years with KPMG LLP, a public accounting firm, as a senior manager. Mr. Markowski holds a B.S. degree in Commerce, Accounting from Santa Clara University located in Santa Clara, California.

Mr. West added, "Brian Gibson, our Principal Accounting Officer, has done a tremendous job serving as the Acting Chief Financial Officer for LookSmart. Over the past eight months, Brian has partnered with me in leading the finance organization, and executing our productivity initiatives, during which time we have refocused and revitalized the business, and achieved profitability. On behalf of myself and the Board, we thank Brian for his efforts."

About LookSmart, Ltd.

LookSmart is an online search advertising and technology solutions company that provides performance solutions for online advertisers and publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, limitations on or our inability to retain and grow our ad and customer base, and limitations on or our inability to enhance our products. In addition, you should read the risk factors detailed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Ted West, Chief Executive Officer and President

415-348-7500

twest@looksmart.net

or

Brian Gibson, Acting Chief Financial Officer

415-348-7207

bgibson@looksmart.net

or

ICR, Inc.

Laura Foster, 310-954-1100

laura.foster@icrinc.com